Exhibit F-2

                        November 6, 2000





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Ladies and Gentlemen:


     Referring to the Application-Declaration on
Form U-1, as amended (File No. 70-9753) (hereinafter referred to as the "Application-Declaration"), filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Entergy Corporation, System Energy Resources, Inc. ("System Energy") and the other companies named therein contemplating, among other things, (A) the issuance and sale by System Energy of not to exceed $350,000,000 in aggregate principal amount of (1) its first mortgage bonds ("Bonds") under System Energy's Mortgage and Deed of Trust, dated as of June 15, 1977 (the "Mortgage"), including one or more Supplemental Indentures thereto under which the Bonds are to be issued, and/or (2) its Debentures ("Debentures") under a Debenture Indenture or a Subordinated Debenture Indenture, and/or (B) the entering into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $500,000,000, including the possible issuance and pledge of one or more new series of System Energy's first mortgage bonds ("Collateral Bonds") in an aggregate principal amount not to exceed $565,000,000 as security for the Tax-Exempt Bonds (where such amount is not to be included in the amount of Bonds and/or Debentures in (A) above), and/or the possible issuance of one or more promissory notes ("Notes") in an aggregate principal amount not to exceed $565,000,000 in connection with the execution of one or more loan agreements as security for the Tax-Exempt Bonds, and/or (C) the entering into arrangements for the issuance and sale of municipal securities ("Municipal Securities") in an aggregate principal amount not to exceed $100,000,000 to be issued in one or more series through a state or local municipal entity ("Municipal Entity"), including the possible issuance and pledge of one or more new series of System Energy's first mortgage bonds ("Municipal Collateral Bonds") in an aggregate principal amount not to exceed $115,000,000 as security for the Municipal Securities (where such amount is not to be included in the amount of Bonds and/or Debentures in (A) above or in the amount of Collateral Bonds in (B) above), and/or the possible issuance of one or more promissory notes ("Municipal Notes") in an aggregate principal amount not to exceed $115,000,000 in connection with the execution of one or more loan agreements as

November 6, 2000
Page 2


security for the Municipal Securities (where such amount of Municipal Notes is not to be included in the amount of Notes in
(B) above), and/or (D) the participation by System Energy in one or more Supplementary Capital Funds Agreements and Assignments and one or more Assignments of Availability Agreement, Consents and Agreements, as referred to and described in the Application-Declaration, we advise as follows:

     1. System Energy is a corporation validly organized and existing under the laws of the State of Arkansas.

     2. All action necessary to make valid the participation by System Energy in the proposed transactions will have been taken when:

          (a) the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Act;

          (b) appropriate final action shall have been taken by the Board of Directors and/or, when authorized, by an authorized officer of System Energy with respect to the proposed transactions;

          (c) each of the agreements referred to in the Application-Declaration related to the proposed transactions described therein shall have been duly executed and delivered by each of the proposed parties thereto; and

          (d) the Bonds, the Debentures, the Municipal Securities (including, if applicable, the Municipal Collateral Bonds and the Municipal Notes) and/or the Tax-Exempt Bonds (including, if applicable, the Collateral Bonds and the Notes) shall have been appropriately issued and delivered in accordance with applicable authorizations and agreements for the consideration contemplated and which is valid and properly fixed consideration therefor under applicable law.

     3. When the foregoing steps shall have been taken and in the event the proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission, (ii) within the limits and in accordance with the applicable provisions, authorizations, covenants and restrictions specified in the Mortgage, as supplemented and amended and as proposed to be further supplemented and amended, and other indentures, covenants and agreements which are applicable which now exist or are hereafter entered into, and (iii) in accordance with appropriate resolutions of the Board of Directors and certificates of authorized officer(s) of System Energy:

November 6, 2000
Page 3

          (a) all state laws which relate or are applicable to the participation by System Energy in the proposed transactions (other than so-called "blue-sky" laws or similar laws, upon which we do not pass herein) will have been complied with;

          (b) the Bonds, the Debentures, the Municipal Collateral Bonds, the Municipal Notes, the Collateral Bonds and/or the Notes will be valid and binding obligations of System Energy in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights (whether considered in a proceeding in equity or at law); and

          (c) the consummation of the proposed transactions by System Energy will not violate the legal rights of the holders of any securities issued by System Energy or any associate company thereof.

     We are members of the New York Bar and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any other state. This opinion is limited to the laws of the states of Arkansas, Mississippi and New York, and the federal laws of the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws of the states of Arkansas or Mississippi, upon an opinion of even date herewith addressed to you by Wise Carter Child & Caraway, Professional Association, of Jackson, Mississippi, which is to be filed as an exhibit to the Application-Declaration.

     We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                                Very truly yours,

                                /s/ Thelen Reid & Priest LLP

                                THELEN REID & PRIEST LLP